Exhibit 16.1

April 7, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Finance of America Companies, Inc. statements (formally known as Replay Acquisition Corp.) included under Item 4.01 of its Form 8-K dated April 7, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on April 1, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York